June 20, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, NW
Washington, DC
20549 USA

Dear Sirs/Madams:

We have read Item 4.01 of Corumel Minerals Corp.?s Form 8-K, dated June 20, 2005, to be filed with the Securities and Exchange Commission on June 20, 2005, and we agree with the statements made therein insofar as they relate to Morgan & Company, Chartered Accountants.

Yours truly,

/s/ Morgan & Company

Chartered Accountants